Exhibit 21.1

Subsidiaries of the Registrant

Amazion Electronics, Inc.

Himax Display, Inc.

Himax Technologies Limited

Himax Technologies Anyang Limited

Himax Technologies (Samoa), Inc.

Himax Technologies (Suzhou) Co., Ltd.

JC Investment Co., Ltd.